Exhibit 99.1

FOR IMMEDIATE RELEASE

TXU Energy Selects Comverge for Expanded Energy Management Program

New Agreement Extension Includes Introduction of Comverge’s Apollo Platform and Installation of Services for 100,000 Residential and Commercial Intelligent Energy Management Devices

Norcross, GA, August 05, 2010 – Comverge, Inc. (Nasdaq: COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial & Industrial customers, today announced it has extended its support of the TXU Energy iThermostat™ program through to 2012.  Under a two-year renewable agreement amendment, Comverge’s Apollo® Demand Response Management System (DRMS), the industry’s leading intelligent energy management platform, will empower an expanded program which includes the installation of more than 100,000 residential and commercial energy management devices.

“It’s clear from our early efforts that consumers are actively choosing to adopt these new energy efficiency tools,” said Jim Burke, CEO, TXU Energy.  “And by expanding our relationship with Comverge, we will be able to offer more smart energy devices to more customers across the competitive market in Texas.”

TXU Energy is a market-leading competitive retailer that provides electricity and related services to more than two million electricity customers in Texas.  Its iThermostat program is part of the TXU Energy Conservation Program, and represents the largest deployment of Zigbee enabled demand response thermostats in the industry today.  This initiative started in 2008 with the goal of helping Texas efficiently manage its energy resources and give customers more control over their energy usage.  Under the new, expanded agreement, Comverge will provide and install its SuperStat PRO™ ZigBee®-enabled programmable two-way communicating thermostats and Internet-enabled Comverge ZigBee Gateways to TXU Energy residential and small commercial customers.  Built on Comverge’s Apollo DRMS software, TXU Energy will be able to continue to grow its smart grid ready programs as advanced metering infrastructure develops further in Texas.

“TXU Energy’s pioneering iThermostat program gives us a glimpse into the potential of customer empowerment programs and the positive impact of a smarter grid where customers more efficiently manage their energy consumption” said Comverge President and CEO, R. Blake Young.  “By expanding our relationship to include Apollo, TXU Energy is investing in a platform that not only supports sophisticated integration, but provides a foundation for future smart-grid enabled applications.  What’s more, this agreement is representative of the expanded agendas of our utility partners as they look to proven and comprehensive technologies to support the next phase of their intelligent energy management programs.  As the market continues to mature, we believe more and more utilities will embrace TXU Energy’s innovative strategy.”

TXU Energy has a successful history using Comverge technology to create a robust two-way platform linking utilities and their customers to help save energy.  Deployed in 2008, TXU Energy’s first iThermostat program offered a Web-enabled programmable thermostat that allowed customers to monitor and manage their energy use. The Comverge-TXU Energy relationship continues to provide consumers innovative DSM solutions and most recently launched a mobile platform allowing end users to have un-tethered control of their energy usage.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

For Additional Information
Marie Bahl
Comverge, Inc.
678-802-8371
mbahl@comverge.com